Exhibit 99.1

                              [MARKET CENTRAL LOGO]

                                                        7810 Ballantyne
                                                        Commons Pkwy, Suite 300
                                                        Charlotte, NC 28277

                                                        Telephone: 704.319.2220
                                                        Facsimile: 704.319.2250

Investor Relations:                                 Company Contact:
Vince Buczek                                        Brooke Filger
JKT, Inc                                            Market Central, Inc.
(301) 751-1457                                      (888) 773-3501
vbuczek@aol.com                                     bfilger@marketcentral.com


  MARKET CENTRAL SIGNS LETTER OF INTENT TO SELL ITS ECOMMERCE DIVISION, CONTACT
                   CALL CENTER FOR A MINIMUM OF $1.1 MILLION.

     COMPANY TO FOCUS ON GROWING CORE ASSETS IN INTELLECTUAL PROPERTY, ITS INTELLECTUAL PROPERTY PORTFOLIO, AND NEXT GENERATION SEARCH AND INTELLIGENT
                        DOCUMENT RECOGNITION TECHNOLOGY

CHARLOTTE, NC - JANUARY 19, 2005 - MARKET CENTRAL, INC. (OTC BB: MKTE), a knowledge management company specializing in solutions that enable businesses to efficiently store, categorize and retrieve information with state-of-the-art technologies, today announced that it has entered into a non-binding letter of intent to sell its eCommerce Division, Contact Call Center located in Jacksonville, NC to Customer Linx for 10% of the outstanding shares of CustomerLinx common stock with a provision in the sale for incremental shares based upon the performance of the Jacksonville call center during the year following the sale. CustomerLinx has provided Market Central with a right to put or sell the CustomerLinx shares to CustomerLinx over a 2 1/2 year period at a stipulated monthly rate. This put, if exercised, provides for minimum of $1,100,000 in cash. The parties intend to close on the asset purchase by no later than February 28, 2005.

"We made the strategic decision to focus our resources and efforts on our best opportunity to create long-term shareholder value", stated Doyal Bryant, Market Centrals' Chief Executive Officer. "The sale of this non-core asset streamlines Market Centrals' corporate structure and has several beneficial effects on the

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balance sheet. Strategically,  it provides the management team with better focus and time to cultivate our core assets in next generation search and intelligent document recognition technologies".

"We are very excited with the great opportunities this addition will bring for our company," stated Craig Mento Chief Executive Officer of Customer Linx. "Our recent work with the North Carolina center has offered us the added ability to bring on new business and opportunities. We also look forward to continue our valued relationship with Market Central integrating the SourceWare solution into our portfolio."

ABOUT CUSTOMERLINX, INC.

CustomerLinx operates customer contact centers in Oklahoma and New York. Through its LinxCenters and advanced CRM/eCRM platform, CustomerLinx allows middle market and Fortune 500 companies to combine traditional inbound contact center communications with inbound web- based and digital eCRM communications. CustomerLinx's combined CRM/eCRM services allow companies to operate their CRM platforms in a more cost effective manner, while applying continuous improvement best practices in the execution of their CRM strategies. The company's web-enabled platform offers scaleable solutions, secure, real-time reporting of results and performance metrics. The company's suite of eCRM services includes: web and voice interaction, interactive voice response (IVR), email response, order entry, fulfillment, data mining and modeling and market research. CustomerLinx is headquartered in Atlanta, Georgia. The company employs approximately 1000 highly qualified professionals. CustomerLinx clients represent a variety of industries including financial services, insurance, marketing, e-commerce, health care, catalog and retail sales and publishing. For more information, visit the CustomerLinx web site at www.customerlinx.com.

ABOUT MARKET CENTRAL

Market Central is becoming a leader in the Knowledge Management industry, specializing in solutions that enable businesses to efficiently store, categorize and retrieve information with state-of-the-art technologies. For these technologies, Market Central holds multiple valuable patents in its

Intellectual Property portfolio. Market Central continues to invest in the enhancement of these Intellectual Property assets, development of new additions to the portfolio, and evaluation of related acquisitions. As part of the strategic decision to leave the call center business and focus on next generation knowledge management tools in such areas as search, intelligent document recognition and online collaboration software, Market Central has acquired technologies that combined have had over $20 million invested over 45 man-years of development. Market Central's clients include some of the nation's premier companies such as SmartBargains.com, Time Warner Cable, Cox Communications, FedEx, Tutor.com, OCLC, and Library of Congress. For more information, please visit us on the Web at www.marketcentral.com .

                                      # # #

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, our ability to successfully centralize and consolidate various support functions, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.